Exhibit 10.1
RUSH ENTERPRISES, INC. DEFERRED COMPENSATION PLAN

ARTICLE 1
PURPOSE
In recognition of the services provided by certain key employees and Members of the Board of Directors (Director or Directors), Rush Enterprises, Inc., a Texas corporation, has adopted the Rush Enterprises Deferred Compensation Plan, effective as of the Effective Date, to make additional retirement benefits and increased financial security available on a tax-favored basis to those individuals. The Plan is intended to be a nonqualified deferred compensation plan that complies with the provisions of Code Section 409A. The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees and Directors, and constitutes a “top-hat” plan as described in Sections 201, 301 and 401 of ERISA.
ARTICLE 2
DEFINITIONS
“Affiliate” means: (a) any firm, partnership, or corporation that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company; (b) any other organization similarly related to the Company that is designated as such by the Company; and (c) any other entity 50% or more of the economic interests in which are owned, directly or indirectly, by the Company.
“Beneficiary” means the person or persons designated as such in accordance with Section 7.3.
“Board” means the Board of Directors of Rush Enterprises, Inc.
“Change of Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Code Section 409A and the regulations and Internal Revenue Service guidance issued thereunder.
“Class Year Distribution Account(s)” means, with respect to a Participant for each Plan Year, the Class Year Distribution Account established on the books of account of the Company, pursuant to Section 5.1, for that Participant. Such Class Year Distribution Account shall include a “Cash Sub Account” and, if applicable, a “Restricted Stock Unit Sub Account”. The Cash Sub Account shall represent all Compensation other than Restricted Stock Units. The Restricted Stock Unit Sub Account shall represent the grant of Restricted Stock Units to the Participant under the Long-Term Incentive Plan.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Rush Enterprises Deferred Compensation Plan Committee, appointed from time to time by the Company.

“Company” means Rush Enterprises, Inc., a Texas corporation. The term “Company” shall also mean any Affiliate of Rush Enterprises, Inc. unless the Board takes specific action within thirty (30) days of an entity becoming an Affiliate to specifically exclude such Affiliate from participation in the Plan.
“Company Contribution” means a contribution credited to the Participant’s Class Year Distribution Account by the Company pursuant to Section 4.4 of the Plan.
“Compensation” means, for any Eligible Employee or Director, (1) the cash remuneration for services payable by the Employer with respect to a Plan Year, but excluding (even if includible in gross income) reimbursements or other expense allowances, fringe benefits, moving expenses and welfare benefits, as determined by the Company from time to time and communicated to Eligible Employees; (2) any Restricted Stock Units granted by the Company to the Participant under the Long-Term Incentive Plan; (3) any dividend equivalents paid on any Restricted Stock Units granted to the Participant under the Long-Term Incentive Plan; and (4) cash-based Board retainer fees, meeting fees and special fees or any Restricted Stock Units paid as compensation to the Director.
“Compensation Limitation” means the limit stated in Code Section 401(a)(17)(A), as adjusted in accordance with Code Section 401(a)(17)(B).
“Contribution Dollar Limitation” means the limit stated in Code Section 415(c)(1)(A), as adjusted in accordance with Code Section 415(d)(1)(C).
“Director” means a non-Employee member of the Board who receives remuneration payable for services as a member of the Board.
“Disability” means a disability within the meaning of Code Section 409A(a)(2)(C) and the regulations issued thereunder.
“Disabled” means having a Disability. The determination of whether a Participant is Disabled shall be made by the Plan Administrator, whose determination shall be conclusive.
“Earnings Crediting Options” means the deemed investment options selected by the Participant from time to time pursuant to which deemed earnings or losses are credited or debited, as the case may be, to the Participant’s Cash Sub Account of his Class Year Distribution Accounts.
“Effective Date” means November 6, 2010.
“Elective Deferral Limit” means the limit stated in Code Section 402(g)(1)(B), as adjusted in accordance with Code Section 402(g)(4).
“Eligible Employee” means an Employee who has been determined by the Company to be eligible to participate in the Plan.

“Employee” means any individual employed by the Employer on a regular, full-time basis (in accordance with the personnel policies and practices of the Employer), including citizens of the United States employed outside of their home country and resident aliens employed in the United States; provided, however, that to qualify as an “Employee” for purposes of the Plan, the individual must be a member of a “select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA; provided further, that the following individuals shall not be eligible to participate in the Plan: (a) individuals who are not classified by the Employer as its employees, even if they are retroactively recharacterized as employees by a third party or the Employer, (b) individuals for whom the Employer does not report wages on Form W-2 or who are not on an employee payroll of the Employer, and (c) individuals who have entered into an agreement with the Employer which excludes them from participation in employee benefit plans of the Employer (whether or not they are treated or classified as employees for certain specified purposes that do not include eligibility in the Plan).
“Employer” means the Company, as well as each Affiliate identified in Appendix A as may from time to time participate in the Plan by or pursuant to authorization of the Company.
“Enrollment Agreement” means the authorization form which an Eligible Employee or Director files with the Plan Administrator or its designee to participate in the Plan, including, without limitation, one that is completed and/or sent electronically in a manner specified by the Plan Administrator.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Key Employee” means a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and the regulations issued thereunder.
“Long-Term Incentive Plan” means, as applicable, either the Rush Enterprises, Inc. 2007 Long-Term Incentive Plan, as Amended and Restated, as it may be amended from time to time, or the Rush Enterprises, Inc. Amended and Restated Non-Employee Director Stock Plan.
“Matching Contribution” means a contribution credited to the Participant’s Class Year Distribution Account by the Company pursuant to Section 4.3 of the Plan.
“Participant” means an Eligible Employee or Director who has filed a completed and executed Enrollment Agreement with the Plan Administrator or its designee and is participating in the Plan in accordance with the provisions of Article 4. In the event of the death or incompetency of a Participant, the term shall mean his or her personal representative or guardian. An individual shall remain a Participant until that individual has received full distribution of any vested amount credited to the Participant’s Class Year Distribution Account(s).
“Plan” means the Rush Enterprises Deferred Compensation Plan, as amended from time to time.

“Plan Administrator” means the Committee.
“Plan Year” means the 12-month period beginning on each January 1 and ending on the following December 31.
“Restricted Stock Unit” means a contractual right granted to the Participant under the Long-Term Incentive Plan that is denominated in Shares, each of which represents a right to receive a Share on the terms and conditions set forth in the Long-Term Incentive Plan and the applicable award agreement issued to the Participant thereunder.
“Retirement” means a Participant’s separation from Service with the Employer or the Board after attaining age fifty-five (55) and completing at least ten (10) years of Service.
“Retirement Savings Plan” means the Company’s Retirement Savings Plan, or any other defined contribution plan designated by the Company which is maintained by the Employer and intended to be qualified under Code Section 401(a).
“Retirement Savings Plan Contribution” means the Company’s contribution to the Retirement Savings Plan on behalf of the Participant, other than Company matching contributions (within the meaning of Code Section 414(m)) made thereunder.
“Service” means the period of time during which an employment relationship exists between an Employee and the Employer, including any period during which the Employee is on an approved leave of absence, whether paid or unpaid. “Service” shall not be deemed to have ceased if an Employee transfers directly between the Employer and an Affiliate. With respect to Directors who are not Employees, “Service” means the period of time during which the Director is a member of the Board.
“Shares” means shares of the Company’s common stock.
“Subsequent Election” means an election made by a Participant in accordance with Section 4.1(e).
“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE 3
ADMINISTRATION OF THE PLAN AND DISCRETION
3.1. The Committee, as Plan Administrator, shall have full power and authority to interpret the Plan, to prescribe, amend and rescind any rules, forms and procedures as it deems necessary or appropriate for the proper administration of the Plan and to make any other determinations and to take any other such actions as it deems necessary or advisable in carrying out its duties under the Plan. All action taken by the Plan Administrator arising out of, or in connection with, the administration of the Plan or any rules adopted thereunder, shall, in each case, lie within its sole discretion, and shall be final, conclusive and binding upon the Company, the Board, all Employers, all Employees and Directors, all Participants, all Beneficiaries and all persons and entities having an interest therein. The Committee, may, however, delegate to any person or entity any of its powers or duties under the Plan. To the extent of any such delegation, the delegate shall become the Plan Administrator responsible for administration of the Plan, and references to the Plan Administrator shall apply instead to the delegate. Any action by the Committee assigning any of its responsibilities to specific persons who are directors, officers, or employees of the Company shall not constitute delegation of the Committee’s responsibility but rather shall be treated as the manner in which the Committee has determined internally to discharge such responsibility.
3.2. The Plan Administrator shall serve without compensation for its services unless otherwise determined by the Board. All expenses of administering the Plan shall be paid by the Company.
3.3. The Company shall indemnify and hold harmless the Plan Administrator and the members thereof from any and all claims, losses, damages, expenses (including counsel fees) and liability (including any amounts paid in settlement of any claim or any other matter with the consent of the Board) arising from any act or omission of such member, except when the same is due to gross negligence or willful misconduct.
3.4. Any decisions, actions or interpretations to be made under the Plan by the Company, the Board, any Employer or the Plan Administrator shall be made in its respective sole discretion, not as a fiduciary, and need not be uniformly applied to similarly situated individuals and shall be final, binding and conclusive on all persons interested in the Plan.
ARTICLE 4
PARTICIPATION
4.1. Election to Participate.
(a) Eligibility and Timing of Election to Participate. Any Eligible Employee or Director may enroll in the Plan effective as of the first day of a Plan Year, or in the case of the initial Plan Year, as of the Effective Date, by filing a completed and fully executed Enrollment Agreement with the Plan Administrator by a date set by the Plan Administrator.
(i) Filing of Enrollment Agreement. Subject to clauses (iii) and (iv) below, an executed Enrollment Agreement must be filed in the case of Compensation consisting of Restricted Stock Unit grants or dividend equivalents paid on Restricted Stock Unit grants, not later than thirty (30) days after the Restricted Stock Unit grant date and with respect to all other Compensation, by December 31 of the Plan Year preceding the Plan Year in which such Compensation is to be earned, or such other time as may be established by the Plan Administrator; provided, however, that with respect to any “performance-based compensation” (within the meaning of Section 409A(a)(4) of the Code) based on services performed over a period of at least 12 months, an Eligible Employee may file an executed Enrollment Agreement with respect to such compensation no later than six (6) months before the end of such period. Notwithstanding the foregoing, all deferral elections under the Plan must be made at a time that is permitted under applicable law, including, without limitation, Code Section 409A.

(ii) Revocation of Election. Except as otherwise provided in Section 6.6(a), deferral elections for a Plan Year are irrevocable.
(iii) Continuation of Election. In the event a Participant who has filed an executed Enrollment Agreement for a Plan Year does not file a new Enrollment Agreement for the following Plan Year(s), such Participant’s then current deferral election shall continue in effect until the last day of the Plan Year in which the Participant does make a new deferral election in accordance with this Section 4.1.
(iv) First Plan Year. In the first Plan Year an executed Enrollment Agreement must be executed in the manner set forth in Section 4.2 within thirty (30) days of the Effective Date.
(b) Amount of Deferral.
(i) Pursuant to the Enrollment Agreement, the Eligible Employee shall irrevocably elect the percentage or dollar amount by which (as a result of payroll deduction) the Participant’s Compensation will be deferred for the Plan Year. Each Participant’s Enrollment Agreement shall designate separately the percentage of Compensation to be taken from the Participant’s base salary or commission for the Plan Year; the percentage to be taken from the Participant’s Restricted Stock Unit grant, under the Long-Term Incentive Plan, if any; the percentage or dollar amount of short term incentive compensation, long term incentive compensation and any other incentive compensation approved by the Company for the Plan Year; and whether to defer any refund to the Participant of 401(k) contributions made to the Retirement Savings Plan.
(ii) Pursuant to the Enrollment Agreement, the eligible Director shall irrevocably elect the percentage or dollar amount of compensation to be deferred for the Plan Year and the percentage to be taken from the Director’s Restricted Stock Unit grant, under the Long-Term Incentive Plan, if any.
(c) Subject to the following sentence, the amount that may be deferred is any whole percentage or dollar amount of the Participant’s Compensation; provided, however, that deferrals will be made after required payroll tax deductions and any deductions elected by the Participant (including, but not limited to, deductions for payment for medical and other benefit coverages). The Plan Administrator may establish maximum and/or minimum amounts and/or percentages that may be deferred under this Section 4.1 and may change such standards from time to time. Any such maximum or minimum shall be communicated by the Plan Administrator to the Participants prior to the date by which Participants must submit an Enrollment Agreement with respect to the Plan Year or type of Compensation to which the maximum or minimum applies.

(d) Timing and Form of Payment of Distribution from Accounts. At the time that a Participant makes a deferral election with respect to a Plan Year, the Participant shall designate the time and form in which such deferral, the Matching Contribution made with respect to such deferral, and any Company Contribution made for such Plan Year (and notional earnings thereon) shall be distributed; provided, however, that all Enrollment Agreements filed by an Eligible Employee or Director must provide for distribution to be made at a time and in a form that is consistent with the distribution options made available under the Plan and permitted under applicable law, including, without limitation, Code Section 409A. An election with respect to the time and form of benefit distributions may not be changed, except as expressly provided for herein. In the event the Participant fails to make a valid election of the form of payment, the distribution will be made in a lump sum if no election currently exists; otherwise, the form of payment made by the Participant in his or her most recently filed Enrollment Agreement shall continue in effect.
(e) Subsequent Elections. Each Participant who has made an election to defer Compensation may make a Subsequent Election to further defer the time of payment and/or change the form of payment for one or more of such Participant’s Class Year Distribution Accounts. No such Subsequent Election shall be valid unless it is made twelve (12) months prior to the previously scheduled payment date applicable to such Distribution Account and, for all Subsequent Elections other than those related to death or disability distributions, the payment commencement date is deferred for not less than five (5) years from the previously scheduled payment date. In the event of the Participant’s separation from Service with the Company prior to the expiration of twelve (12) months from the date the Subsequent Election is made, the Subsequent Election shall be of no effect.
(f) Vesting. All Compensation deferred by Participants under this Section 4.1, and any deemed earnings thereon, shall be fully and immediately vested and nonforfeitable.
4.2. Filing of Elections by New Eligible Employees and New Directors.
(a) New Eligible Employees: The Plan Administrator may, in its discretion, permit an Employee who first becomes an Eligible Employee after the beginning of a Plan Year to enroll in the Plan for that Plan Year by filing a completed and fully executed Enrollment Agreement, in accordance with Section 4.1, as soon as practicable following the date the Employee becomes an Eligible Employee but, in any event, not later than thirty (30) days after such date. Notwithstanding the foregoing, however, any election by an Eligible Employee to defer Compensation pursuant to this Section 4.2 shall apply only to such amounts as are earned by the Eligible Employee after the date on which such Enrollment Agreement is filed. The maximum amount of Bonus that can be deferred by an Eligible Employee described in this Section 4.2.(a) is the product of the Eligible Employee’s Bonus for the Bonus performance period that commences in such Plan Year multiplied by a fraction, the numerator of which is the number of days in such performance period after the Enrollment Agreement is filed and denominator of which is the total number of days in such performance period.

(b) New Eligible Directors: A Director whose election as a member of the Board first becomes effective in a Plan Year may enroll in the Plan for that Plan Year by filing a completed and fully executed Enrollment Agreement, in accordance with Section 4.1, as soon as practicable following the effective date of such Director’s election but, in any event, not later than thirty (30) days after the effective date of such election. Notwithstanding the foregoing, however, any election by a Director to defer Compensation pursuant to this Section 4.1 shall apply only to such Compensation earned by the Director after the date on which such Enrollment Agreement is filed.
4.3. Matching Contributions. If a Participant defers Compensation for a Plan Year pursuant to Section 4.1, the Company will credit a Matching Contribution to the Participant’s Class Year Distribution Account for such Plan Year in an amount equal to the difference between the Company matching contribution actually made to the Participant’s Retirement Savings Plan Account (or which could have been made if the Participant had made the maximum 401(k) elective deferrals permitted under the Retirement Savings Plan ), and the amount which could have been allocated to such account in the absence of the Compensation Limitation, the Contribution Dollar Limitation and the Elective Deferral Limit. Matching Contributions under this Section 4.3, and any deemed earnings thereon, shall be fully and immediately vested and nonforfeitable.
4.4. Company Contributions. The Company will credit a Company Contribution to the Participant’s Class Year Distribution Account in an amount equal to the difference between the Retirement Savings Plan Contribution actually made to the Participant’s Retirement Savings Plan Contribution account, and the amount which could have been allocated to such account in the absence of the Compensation Limitation and the Contribution Dollar Limitation. In addition, the Company may credit a discretionary Company Contribution under the Plan for a Plan Year. Such discretionary Company Contribution, if any, and the amount thereof, will be credited in the sole and absolute discretion of the Company, and to such Participants or group(s) or category(ies) of Participants as shall be determined in the sole and absolute discretion of the Company. Company Contributions under this Section 4.4, if any, and any deemed earnings thereon, shall become vested and nonforfeitable in accordance with Section 6.2.
ARTICLE 5
ALLOCATION TO ACCOUNTS
5.1. Accounts. For each Participant, the Plan Administrator shall establish and maintain a Class Year Distribution Account for each Plan Year. The amount of Compensation deferred for a Plan Year pursuant to Section 4.1 shall be credited by the Company to the Participant’s Class Year Distribution Account, in accordance with the Participant’s Enrollment Agreement, as soon as reasonably practicable following the close of the payroll period or incentive compensation payment date for which the deferred Compensation would otherwise be payable, as determined by the Plan Administrator in its sole discretion. Any amount once taken into account as Compensation for purposes of the Plan shall not be taken into account thereafter. Matching Contributions pursuant to Section 4.3 and Company Contributions, if applicable, pursuant to Section 4.4 for a Plan Year shall be credited by the Company to each eligible Participant’s Class Year Distribution Account, in accordance with such Participant’s Enrollment Agreement, at such time(s) as determined by the Plan Administrator in its sole discretion. The Participant’s Class Year Distribution Account(s) shall be reduced by the amount of payments made by the Company to the Participant or the Participant’s Beneficiary pursuant to the Plan.

5.2. Earnings on Accounts.
(a) General. A Participant’s Cash Sub Account shall be credited with earnings in accordance with the Earnings Crediting Options elected by the Participant, or, in the event of the Participant’s death, his or her Beneficiary from time to time. A Participant or the Beneficiary may allocate his Cash Sub Account among the Earnings Crediting Options available under the Plan only in whole percentages of not less than 1%. A Participant’s Restricted Stock Unit Sub Account shall be credited with that number of units as are equal to the number of full or fractional Shares as could be purchased at the fair market value of the Shares on the first trading day preceding such date with the portion of such Compensation as such Participant has elected to be deferred to his or her Restricted Stock Unit Sub Account. As of the payment date for any dividend on Shares, such amount shall be credited to the Participant’s Restricted Stock Unit Sub Account in an amount equal to that number of units equal to the number of full or fractional Shares as could be purchased at the fair market value on the first trading date preceding the payment date for such dividend with an amount equal to the product of (i) the dividend per Share and (ii) the number of units in such Restricted Stock Unit Sub Account immediately prior to the record date for such dividend.
(b) Investment Options. The deemed rate of return, positive or negative, credited or debited, as the case may be, under each Earnings Crediting Option is based upon the actual investment performance of the investment fund(s) as the Plan Administrator may designate from time to time, and shall equal the total return of such investment fund net of asset based charges, including, without limitation and as the Plan Administrator determines from time to time, money management fees, fund expenses and mortality and expense risk insurance contract charges. The amount of such deemed investment rate of return shall be determined by the Plan Administrator and such determination shall be final and conclusive upon all concerned. The Plan Administrator reserves the right, on a prospective basis, to add or delete Earnings Crediting Options. If a Participant does not make an election of an Earnings Crediting Option, the Participant’s Cash Sub Account will be allocated to such Earnings Crediting Option(s) as determined by the Plan Administrator in its sole discretion, and the Plan Administrator shall be absolved of any liability or responsibility for such action.
5.3. Earnings Crediting Options. Notwithstanding that the rates of return credited or debited to Participants’ Class Year Distribution Accounts under the Earnings Crediting Options are based upon the actual performance of the investment options specified in Section 5.2, or such other investment funds as the Plan Administrator may designate, the Company shall not be obligated to invest any Compensation deferred by Participants under this Plan, or any other amounts, in such portfolios or in any other investment funds.

5.4. Changes in Earnings Crediting Options. A Participant or Beneficiary may change the Earnings Crediting Options to which the Participant’s Cash Sub Account are deemed to be allocated, subject to such rules and limitations as may be determined by the Plan Administrator. Each such change may include (a) reallocation of the Participant’s existing Cash Sub Account in whole percentages of not less than 1%, and/or (b) change in investment allocation of amounts to be credited to the Participant’s Cash Sub Account in the future, as the Participant may elect in whole percentages of not less than 1%. The effect of a Participant’s change in Earnings Crediting Options shall be reflected in the Participant’s Cash Sub Account at such time following the Plan Administrator’s receipt of notice of such change as shall be determined by the Plan Administrator in its sole discretion.
5.5. Valuation of Accounts. Except as otherwise provided in Section 5.7, the value of a Participant’s Class Year Distribution Account(s) as of any date shall equal the amounts theretofore credited or debited to such Distribution Account(s), including any earnings (positive or negative) deemed to be earned on such Distribution Account(s) in accordance with Section 5.2 through the day preceding such date, less the amounts theretofore deducted from such Distribution Account(s).
5.6. Statement of Accounts. The Plan Administrator shall provide to each Participant, not less frequently than annually, a statement in such form as the Plan Administrator deems appropriate setting forth the balance standing to the credit of each Participant in each of his or her Class Year Distribution Accounts.
5.7. Distributions from Accounts.
(a) For purposes of any provision of the Plan relating to distribution of benefits to Participants or Beneficiaries, the value of a Participant’s Class Year Distribution Account(s) shall be determined as of a date as soon as reasonably practicable preceding the distribution date, as determined by the Plan Administrator in its sole discretion. In the case of any benefit payable in the form of a single lump-sum payment, the value of a Participant’s Class Year Distribution Account(s), as determined pursuant to this Article 5, shall be paid within ninety (90) days after the time of payment election or event giving rise to the distribution, except for Key Employees in accordance with Sections 6.3 and 6.4. In the case of any benefit payable in the form of annual installments, as of any payment date, the amount of each installment payment shall be determined as the quotient of (x) the value of the Participant’s Class Year Distribution Account subject to distribution, as determined pursuant to this Article 5, divided by (y) the number of remaining annual installments immediately preceding the payment date.
(b) In the case of any benefit payable in the form of annual installments, the initial installment will be paid within ninety (90) days after the event giving rise to the distribution (Retirement, separation from Service, Disability or death, as applicable), except for Key Employees in accordance with Sections 6.3 and 6.4, and subsequent installments will be valued each December 31st and paid within ninety (90) days after the valuation.

(c) In the case of any In-Service Distribution benefit payable in the form of annual installments, the initial installment will be paid within ninety (90) days after the time of payment election and subsequent installments will be valued as of the anniversary of the initial installment payment.
(d) Any distribution made to or on behalf of a Participant from such Participant’s Class Year Distribution Account in an amount which is less than the entire balance of any such Distribution Account shall be made pro rata from each of the Earnings Crediting Options to which such Distribution Account is then allocated.
(e) Any and all distributions from the Plan shall be made in cash, except for distributions from the Restricted Stock Unit Sub Account, which shall be made in Shares and paid in cash for fractional shares.
ARTICLE 6
BENEFITS TO PARTICIPANTS
6.1. Benefits From the Class Year Distribution Account(s). Benefits from a Participant’s Class Year Distribution Account shall be paid to the Participant as follows:
(a) In-Service Distributions. In the case of a Participant who continues in Service, a Participant may elect to have a specified percentage or dollar amount, the election of which is irrevocable, of the portion of the Participant’s Class Year Distribution Account consisting solely of the Participant’s deferrals under Section 4.1 and earnings thereon under Section 5.2, to be paid or commence to be paid to the Participant by the payment date elected by the Participant in the Enrollment Agreement pursuant to which such Class Year Distribution Account was established (which payment date may be no earlier than the first month of the third Plan Year after the Plan Year for which such Class Year Distribution Account was established, e.g., January 2013 for the 2010 Class Year Distribution Account), in a lump sum or in up to four (4) annual installments, as elected by the Participant in the Enrollment Agreement or in a Subsequent Election. Matching Contributions pursuant to Section 4.3 and Company Contributions, if applicable, pursuant to Section 4.4, and earnings thereon, shall not be available for distribution while the Participant remains in Service.
(i) If a Participant separates from Service for any reason after In-Service Distribution installments have commenced, such installments shall continue to be made in accordance with the Participant’s election to the Participant or, in the event of the Participant’s death, to his or her Beneficiary.

(b) Continuation of Service Condition. Except in accordance with Section 6.1(a)(i), in the case of a Participant whose Service with the Company ceases, the Participant’s elections in an Enrollment Agreement or in a Subsequent Election with respect to the time and form of distribution of such Participant’s Class Year Distribution Account(s) shall be void and of no effect, and distribution of such Distribution Account(s) shall be governed by the Participant’s elections in an Enrollment Agreement or in a Subsequent Election applicable to distribution upon Retirement, separation from Service, Disability or death, as applicable.
6.2. Vesting and Forfeiture. If a Participant separates from Service, other than due to Retirement, Disability or death, prior to being credited with five (5) years of Service, as determined by the Plan Administrator in its sole discretion, the portion (if any) of the Participant’s Class Year Distribution Account(s) attributable to Company Contributions shall be forfeited, as follows:

Termination Prior to
Completion of Year	Portion Forfeited
1	100%
2	80%
3	60%
4	40%
5	20%
6.3. Benefits Upon Retirement. Upon Retirement, each Class Year Distribution Account of the Participant shall be distributed in one of the following methods, as elected by the Participant in the Enrollment Agreement pursuant to which such Class Year Distribution Account was established or in a Subsequent Election: (a) in a lump sum; or (b) in up to twenty (20) annual installments; provided, however, that the Distribution Account(s) of Participants who are Key Employees shall not be distributed prior to the expiration of six (6) months from the date of such Retirement, as determined by the Plan Administrator in its sole discretion. Prior to distribution, such Participant’s Distribution Account(s) shall continue to be credited with earnings and/or losses in accordance with Section 5.2 until fully distributed.
6.4. Benefits Upon Separation from Service. In the case of a Participant whose Service with the Company ceases prior to Retirement, except for reason of death or disability, the vested portion of all of the Participant’s Class Year Distribution Accounts shall be distributed in one of the following methods, as elected by the Participant in their initial, valid Enrollment Agreement or Subsequent Election: (a) in a lump sum; or (b) in up to three (3) annual installments; provided, however, that the Distribution Account(s) of Participants who are Key Employees shall not be distributed prior to the expiration of six (6) months from the date of such separation from Service, as determined by the Plan Administrator in its sole discretion. Prior to distribution, such Participant’s Distribution Account(s) shall continue to be credited with earnings and/or losses in accordance with Section 5.2 until fully distributed.

6.5. Benefits Upon Disability or Death. In the case of a Participant who becomes Disabled or incurs a separation from Service as a result of death, all of the Participant’s Class Year Distribution Accounts shall be distributed in one of the following methods, as separately elected by the Participant in their initial, valid Enrollment Agreement or Subsequent Election: (a) in a lump sum; or (b) in up to fifteen (15) annual installments. Prior to distribution, such Participant’s Distribution Account(s) shall continue to be credited with earnings and/or losses in accordance with Section 5.2 until fully distributed. Annual installment payments that commenced for any reason prior to death (In-Service Distribution, separation from Service, Retirement or Disability) shall continue to be made in accordance with the Participant’s election to the Participant or, in the event of the Participant’s death, to his or her Beneficiary.
6.6. Acceleration of Payment.
(a) Unforeseeable Emergency. In the event that the Plan Administrator, upon written request of a Participant, determines, in its sole discretion, that the Participant has suffered an Unforeseeable Emergency, the Company shall (1) grant a cancellation of all deferral elections for the remainder of the Plan Year in which the Unforeseeable Emergency has been determined, and/or (2) pay to the Participant from his or her Class Year Distribution Account(s), as soon as practicable following such determination, an amount necessary to meet such Unforeseeable Emergency, in a manner consistent with Code Section 409A and the regulations issued thereunder, after deduction of any and all taxes as may be required pursuant to Section 7.9 (the “Emergency Benefit”). Emergency Benefits shall be paid first from the portion of the Participant’s Class Year Distribution Accounts consisting solely of the Participant’s deferrals under Section 4.1 and earnings thereon, to the extent such portion of one or more of such Class Year Distribution Accounts is sufficient to meet the emergency, in the order in which such Accounts would otherwise be distributed to the Participant. If the distribution exhausts the portion of the Class Year Distribution Accounts consisting solely of the Participant’s deferrals under Section 4.1 and earnings thereon, the remainder of the Participant’s Class Year Distribution Accounts may be accessed (to the extent vested). With respect to that portion of any Class Year Distribution Account which is distributed to a Participant as an Emergency Benefit in accordance with this Section 6.6(a), no further benefit shall be payable to the Participant under this Plan. To the extent permitted by the regulations under Code Section 409A, upon receipt of Emergency Benefits, the Participant’s deferral election under Section 4.1 shall be cancelled for the rest of the Plan Year in which the Emergency Benefits are paid.
(b) Change of Control. To the extent permitted by the regulations under Code Section 409A, within the thirty (30) days preceding or the twelve (12) months following a Change of Control, the Company may exercise its discretion to terminate this Plan and, notwithstanding any other provision of the Plan or the terms of any Enrollment Agreement or Subsequent Election, distribute to or with respect to each Participant all of his or her Class Year Distribution Accounts.
(c) Other Acceleration Event. To the extent permitted by Code Section 409A and the regulations issued thereunder, notwithstanding the terms of an Enrollment Agreement or Subsequent Election, distribution of all or part of a Participant’s Class Year Distribution Account(s) may be made at any time the Plan fails the requirements of Code Section 409A and the regulations thereunder, with such payment not to exceed the amount required to be included in the Participant’s income as a result of the failure.

6.7. Limited Benefit Cash-Out. With the exception of In-Service Distributions in accordance with Section 6.1(a), if a Participant becomes eligible for a distribution in accordance with the provisions of this Article 6, the Plan Administrator shall, notwithstanding any election of the time and form of payment by the Participant, distribute to the Participant or the Beneficiaries the Participant’s Class Year Distribution Account(s) in a lump sum, if the total value of the Participant’s Class Year Distribution Account(s), and any other agreements, methods, programs, plans or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan with the account balances under the Plan under Treas. Reg. §1.409A-1(c)(2) (the “Aggregate Account Balance”), on the date that payment is to commence does not exceed the maximum amount permitted to be automatically distributed under regulation 1.409A-3(j)(4)(v) promulgated under Code Section 409A, with such payment made within ninety (90) days of the event giving rise to the distribution, except in the case of Key Employees whose distribution is due to a separation from service whose distributions shall not be made prior to the expiration of six (6) months from the date of such separation from service.
6.8. Survivor Benefits.
(a) Supplemental Benefit Upon Death of Active Employee or Director. In the case of a Participant who incurs a separation from Service as a result of death (that is not attributable to suicide committed within two years of commencement of participation hereunder) while an Employee or a Director, the Participant’s Beneficiary will be paid, in addition to and in the same form as the death benefit under Section 6.5, a supplemental death benefit equal to 200% of the net amount of the Participant’s Compensation elected deferrals pursuant to Section 4.1 of the Plan through the date of the Participant’s death (excluding (i) earnings credited or debited pursuant to Section 5.2, (ii) any Compensation deferrals distributed prior to the Participant’s death and (iii) deferrals related to Restricted Stock Units); provided, however, that such supplemental death benefit shall not exceed $2,000,000.
ARTICLE 7
MISCELLANEOUS
7.1. Amendment and Termination. The Plan may be amended, suspended, discontinued or terminated at any time by the Company; provided, however, that no such amendment, suspension, discontinuance or termination shall reduce or in any manner adversely affect the rights of any Participant with respect to benefits that are payable or may become payable under the Plan based upon the vested balance of the Participant’s Class Year Distribution Account(s) as of the effective date of such amendment, suspension, discontinuance or termination. Notwithstanding the preceding provisions of this Section 7.1, the Company reserves the right to amend the Plan, either retroactively or prospectively, in whatever manner is required to achieve compliance with the requirements of Code Section 409A.

7.2. Claims Procedure. It is intended that the claims procedures of this Plan be administered in accordance with the claims procedure regulations of the Department of Labor set forth in 29 CFR §2560.503-1.
(a) Claim. A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Plan Administrator, setting forth the claim.
(b) Claim Decision. Upon receipt of a claim, the Plan Administrator shall advise the Claimant within ninety (90) days of receipt of the claim whether the claim is denied. If special circumstances require more than ninety (90) days for processing, the Claimant will be notified in writing within ninety (90) days of filing the claim that the Plan Administrator requires up to an additional ninety (90) days to reply. The notice will explain what special circumstances make an extension necessary and indicate the date a final decision is expected to be made.
If the claim is denied in whole or in part, the Claimant shall be provided a written opinion, using language calculated to be understood by the Claimant, setting forth:
(i) The specific reason or reasons for such denial;
(ii) The specific reference to pertinent provisions of this Plan on which such denial is based;
(iii) A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary;
(iv) Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review;
(v) The time limits for requesting a review under subsection (c) and for review under subsection (d) hereof; and
(vi) The Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination.
(c) Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Plan Administrator review its determination. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Plan Administrator. If the Claimant does not request a review of the initial determination within such sixty (60) day period, the Claimant shall be barred and stopped from challenging the determination.

(d) Review of Decision. Within sixty (60) days after the Plan Administrator’s receipt of a request for review, it will review the initial determination. After considering all materials presented by the Claimant, the Plan Administrator will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of the Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Plan Administrator will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.
7.3. Designation of Beneficiary. Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Plan Administrator and shall not be effective until received by the Plan Administrator, or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.
7.4. Limitation of Participant’s Right. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in Service or to continue to serve as a Director, nor shall it interfere with the rights of the Employer to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan. Any amounts payable hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any other arrangement established by the Company or its Affiliates for the benefit of its employees or Directors.
7.5. No Limitation on Company Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking any action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary, or other person shall have any claim against the Company as a result of such action.
7.6. Obligations to Company. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Employer, then the Employer may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Plan Administrator in its sole discretion.

7.7. Nonalienation of Benefits. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate (including, without limitation, through a qualified domestic relations order, or “QDRO”), or otherwise encumber the Participant’s or Beneficiary’s interest under the Plan. The Employer’s obligations under this Plan are not assignable or transferable, except to (a) any corporation or other entity which acquires all or substantially all of the Employer’s assets or (b) any corporation or other entity into which the Employer may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s Beneficiaries, heirs, executors, administrators or successors in interest.
7.8. Protective Provisions. Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Company may deem necessary and taking such other relevant action as may be requested by the Company. If a Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan, other than payment to such Participant, or such Participant’s Beneficiaries, of the then current vested balance of the Participant’s Class Year Distribution Account(s) in accordance with his or her applicable Enrollment Agreement and/or Subsequent Election.
7.9. Taxes. The Employer may make such provisions and take such action as it may deem appropriate for the withholding of any taxes which the Employer is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his or her Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.
7.10. Unfunded Status of Plan. The Plan is an “unfunded” plan for tax and ERISA purposes. This means that the value of each Class Year Distribution Account of a Participant is based on the value assigned to a hypothetical bookkeeping account, which is invested in hypothetical shares or units of investments funds available under the Plan. As the nature of the investment fund which forms the “index” or “meter” for the valuation of the bookkeeping account changes, the valuation of the bookkeeping account changes as well. The amount owed to a Participant is based on the value assigned to the bookkeeping account. The Company may decide to use a “rabbi trust” to anticipate its potential Plan liabilities, and it may attempt to have Plan investments mirror the hypothetical investments deemed credited to the bookkeeping accounts. However, the liability to pay the benefits is the Company’s, and the assets of the rabbi trust are potentially available to satisfy the claims of non-participant creditors of the Company. Each Class Year Distribution Account of a Participant shall at all times represent a general obligation of the Company. The Participant shall be a general creditor of the Company with respect to this obligation, and shall not have a secured or preferred position with respect to the Participant’s Class Year Distribution Account(s). Nothing contained herein shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind.

7.11. Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.
7.12. Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Texas, without reference to the principles of conflict of laws.
7.13. Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.
7.14. Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may read as the plural and the plural as the singular.
7.15. Notice. Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to Rush Enterprises, Inc., 555 IH 35 South, Suite 500, New Braunfels, TX 78130: Attention: Rush Enterprises Deferred Compensation Plan Committee, or to such other entity as the Plan Administrator may designate from time to time. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
IN WITNESS WHEREOF, Rush Enterprises, Inc. has caused this Plan to be executed by its officers thereunto duly authorized, on this 6th day of November 2010.

RUSH ENTERPRISES, INC.

By:
Attest:			Name:
	Name:		Title:
Title:

APPENDIX A

PARTICIPATING AFFILIATES
None